ETFis Series Trust 485BPOS

Exhibit 99.(h)(2)(c)

EXECUTION

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (“Amednment”) dated June 23, 2026 is by and between ETFis Series Trust I (the “Trust”) and each series of the Trust listed on Appendix I hereto, and The Bank of New York Mellon (“BNY”).

BACKGROUND:

A.	The Trust and the BNY are parties to a Transfer Agency and Service Agreement dated as of December 6, 2013 (as amended, the “Agreement”) relating to the BNY’s provision of services to the Trust and its series (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Appendix I to the Agreement is hereby deleted and replaced in its entirety with Appendix I attached hereto.

2.	Miscellaneous.

(a)          As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b)          The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter threof and supersedes all prior communications with respect threto.

(c)           The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

EXECUTION

(d)          This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[signature page to follow]

EXECUTION

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

ETFIS SERIES TRUST I

On behalf of each Series identified on Appendix I attached to the Agreement

By:	/s/ W. Patrick Bradley

Name: W. Patrick Bradley

Title: Executive Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Allison M. Gardner

Name: Allison M. Gardner

Title: Senior Vice President

EXECUTION

Appendix I

(as of June 23, 2026_)SERIES

InfraCap MLP ETF

Virtus Biotech Clinical Trials ETF

Virtus Biotech ETF

InfraCap REIT Preferred ETF

Virtus InfraCap Preferred and Income Securities ETF

Virtus Infracap U.S. Preferred Stock ETF

Virtus Newfleet Multi-Sector Bond ETF

Virtus Private Credit Strategy ETF

Virtus Real Asset Income ETF

Virtus Reaves Utilities ETF

Virtus WMC Intenational Dividend ETF

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